Exhibit 15.1

June 26, 2024

Securities and Exchange Commission

100 F Street, N.E

Washington, DC 20549

Commissioners:

We have read the statements made by Foremost Lithium & Technology Ltd., which we understand will be included under Item 16.F of its Annual Report on Form 20-F which will be filed with the Securities and Exchange Commission on June 28, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

DAVIDSON & COMPANY LLP

Chartered Professional Accountants